Exhibit 10.29.2

AMENDMENT TO LEASE

THIS AGREEMENT is made as of the 27th day of March, 2014, by and between NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a collective investment fund operating under 12 C.F.R. Section 9.18, hereinafter referred to as “Landlord”, and PHARMEDIUM SERVICES, LLC, a Delaware limited liability company, hereinafter referred to as “Tenant”.

Recitals

Under date of August 7, 2008, Landlord and Tenant entered into a written lease (the “Lease”) for certain premises (the “Premises”) in the building located at 150 North Field Drive, Lake Forest, Illinois (the “Building”), all as more particularly described in such lease. The term of the Lease expires on February 28, 2015. Landlord and Tenant now desire to extend the term of the Lease and to amend the Lease as more particularly set forth herein.

Agreement

In consideration of the foregoing, the covenants and agreements hereinafter contained, and other good and valuable consideration, the parties hereto agree as follows:

1. The Lease Term is hereby extended for one additional period of five (5) years commencing on March 1, 2015 and ending on February 29, 2020. Except as expressly herein provided, such extension of the Lease Term shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease.

2. Commencing on April 1, 2014 and continuing during the extension period set forth in Paragraph 1 above, the Base Rent payable by Tenant pursuant to Section 3.2 of the Lease shall be as follows:

Period	Annual Base Rent	Monthly Installments	Annual Rent Per Sq. Ft.
4/1/14 to 3/31/15	$450,064.00	$37,505.33	$16.00
4/1/15 to 3/31/16	$464,128.50	$38,677.38	$16.50
4/1/16 to 3/31/17	$478,193.00	$39,849.42	$17.00
4/1/17 to 3/31/18	$492,257.50	$41,021.46	$17.50
4/1/18 to 3/31/19	$506,322.00	$42,193.50	$18.00
4/1/19 to 2/29/20	$520,386.50	$43,365.54	$18.50

Annual Base Rent is payable in monthly installments in advance on or before the first day of each month pursuant to the foregoing schedule. Notwithstanding anything to the contrary contained in the Lease, as amended herein, the monthly installment of Base Rent payable by Tenant under Section 3.2 of the Lease shall be abated for the months of January and February, 2015 and January and February, 2016, provided, however, in the event that Tenant fails to pay any sums due and payable under the Lease, as amended herein, when such sums are due, or Tenant otherwise defaults under the Lease, as amended herein, and such default continues beyond any applicable notice and cure period, then Tenant shall not be entitled to any abatement after the date of such default and all abated rent shall become immediately due and payable to Landlord.

3. Landlord shall have no obligation to perform any alterations or improvements to the Premises. Landlord shall provide Tenant with an allowance (the “Allowance”) of $140,645.00 ($5.00 per rentable square foot in the Premises) for the refurbishment and improvement of the Premises by Tenant and for furniture, fixtures and equipment installed in the Premises by Tenant. All alterations and improvements shall be done in good and workmanlike manner in accordance with the terms and provisions of Sections 4.4 and 4.5 and Exhibit B of the Lease and in accordance with all laws, ordinances and codes relating thereto and free from any claims for construction liens. Provided there is no Event of Default under the Lease, as amended herein, the Allowance shall be paid to Tenant upon receipt of evidence reasonably satisfactory to Landlord of such costs and final lien waivers from each supplier of material and labor involved with such work. Notwithstanding anything to the contrary contained herein, in the event that any portion of the Allowance remains unused as of January 1, 2016, then Landlord shall have no obligation to pay such unused portion of the Allowance to Tenant, but the same shall be credited against the Rent due and payable by Tenant under the Lease, as amended herein. In the event Landlord has made payment of the Allowance to Tenant and the Lease, as amended herein, subsequently terminates as the result of an Event of Default by Tenant prior to the expiration date thereof, then Tenant shall be required to repay the unamortized portion of the Allowance to Landlord, upon demand.

4. Tenant shall have the option to extend the term of the Lease, as amended herein, for one (1) additional period of five (5) years commencing on March 1, 2020 and ending on February 28, 2025. Such option shall be exercised only by Tenant giving written notice thereof which is received by Landlord on or before May 31, 2019, time being of the essence; provided, however, Tenant shall be entitled to exercise the option to extend granted herein, and the Lease Term shall, in fact, be extended by reason of such exercise, only if the Lease, as amended herein, is in full force and effect and Tenant is not in default thereunder beyond any applicable notice and cure periods. In the event that the Lease Term is in fact extended pursuant to the foregoing, then any such extension shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, as amended herein, except the monthly Base Rent during the extension period shall be adjusted to be the Market Rent for the Premises which shall be determined as set forth in Paragraph 2 of the Rider to the Lease. Landlord and Tenant, within thirty (30) days after the request of either, shall execute and deliver a supplemental memorandum confirming the Base Rent during the extension period when determined. The rights hereby granted are personal to Tenant named herein and are not transferable to any assignee or subtenant hereunder other than to a Permitted Transferee. In the event of any assignment of the Lease or subletting of this Premises other than to a Permitted Transferee, the rights set forth in this Paragraph shall automatically terminate and shall thereafter be null and void.

5. In the event that at any time during the Lease Term, any space on the second (2nd) floor of the Building becomes available for lease and Landlord and an unrelated third party agree upon essential terms and conditions for the lease of such space (the “ROFR Space”), then Landlord shall notify Tenant in writing setting forth such essential terms and conditions (the “Offered Terms”) and offer to lease the ROFR Space to Tenant on the Offered Terms; provided, however, Landlord shall not be required to offer to lease any such space to Tenant unless this Lease is in full force and effect and no Event of Default then exists. Tenant shall have ten (10) days after receipt of Landlord’s notice to accept such offer to lease the entire ROFR Space by delivering written notice of such acceptance to Landlord within such ten (10) day period, time being of the essence. In the event Tenant declines or fails to accept Landlord’s offer to lease the entire ROFR Space in the manner and within the time period set forth herein, then the right of Tenant to lease the ROFR Space shall terminate and be null and void as to such ROFR Space, and Landlord, in its sole discretion, may thereafter lease such space to the third party. If Tenant accepts Landlord’s offer to lease the ROFR Space in the manner and within the time period set forth herein, then, subject to the Offered Terms, the following terms and provisions shall apply:

(a) The date on which Tenant is given possession of the ROFR Space is hereinafter referred to as the “ROFR Effective Date”. From and after the ROFR Effective Date, the ROFR Space shall be included as a portion of the Premises demised pursuant to the Lease for the remainder of the Lease Term and any extension thereof necessary to comply with the Offered Terms and shall be subject to all of the terms, covenants and provisions of the Lease, as the same may be amended by the Offered Terms, and Tenant’s Pro Rata Share shall be recalculated by Landlord to reflect the amount of rentable square feet attributable to the ROFR Space.

(b) From and after the ROFR Effective Date and continuing throughout the remainder of the Lease Term and any extension thereof necessary to comply with the Offered Terms, the monthly Base Rent payable by Tenant shall be increased by the monthly base rent as set forth in the Offered Terms, and such increased rent shall be payable in advance on the first day of each and every calendar month during the Lease Term; provided, however, that if the ROFR Effective Date shall not be on the first day of a month, then the increase for the first partial month shall be prorated on a daily basis. In the event that the Lease Term is extended as a result of the lease of the ROFR Space, then the Base Rent for the original Premises shall continue to escalate at the same rate per rentable square foot and on the same schedule as set forth in Paragraph 2 of this Agreement.

The parties shall execute a supplemental memorandum setting forth the date of inclusion of the ROFR Space within the Premises, the increase in the Base Rent, the recalculation of Tenant’s Pro Rata Share and other modifications to the terms of this Lease necessitated by the inclusion of the ROFR Space within the Premises. It is understood that the right hereby granted shall not be construed to prevent any tenant in the Building from extending or renewing its lease and is subject and subordinate to the rights granted by Landlord prior to the date hereof to any tenant of the Building. The rights hereby granted are personal to Tenant named herein and are not transferable to any assignee or subtenant hereunder other than to a Permitted Transferee. In the event of any assignment of this Lease or subletting of the Premises other than to a Permitted Transferee, the rights set forth in this paragraph shall automatically terminate and shall thereafter be null and void.

6. The Building is certified under a Green Agency Rating (as hereinafter defined) and/or operated pursuant to Landlord’s sustainable building practices, as the same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building by a Green Agency Rating, provided that Tenant has received a copy of Landlord’s sustainability practices and/or the Building’s certification requirements by a Green Agency Rating. Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy. Provided that Tenant has received a copy of Landlord’s sustainability practices and/or the Building’s certification requirements by a Green Agency Rating, all construction, maintenance and repairs made by Tenant shall comply with Landlord’s sustainability practices and with the minimum standards and specifications as outlined by the Green Agency Rating in addition to all Governmental Requirements. Tenant shall endeavor to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over-heating the space; turning off lights and equipment at the end of the work day; and purchasing Energy Star qualified equipment, including but not limited to lighting, office equipment, kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s WaterSense program. Notwithstanding the foregoing that may be to the contrary, nothing herein shall require Tenant to replace any of its fixtures, equipment or machinery currently installed in the Premises. As used herein, “Green Agency Rating” means any one or more of the following ratings, as the same may be in effect or amended or supplemented from time to time: the U.S. EPA’s Energy Star rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes for Continual Improvement of Existing Buildings (Green Globes-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

7. The parties acknowledge that Landlord is presently holding a Lease Security Deposit in the amount of $72,549.38. Landlord agrees to reduce the Lease Security Deposit to $43,365.54 and to refund to Tenant the sum of $29,183.84 within thirty (30) days after the date of this Agreement.

8. The address for notices to Landlord under Section 6.1 of the Lease is revised as follows:

NewTower Trust Company Multi-Employer Property Trust

c/o Bentall Kennedy (U.S.) LP

Attn: Director - Asset Management

1215 Fourth Avenue, Suite 2400

Seattle, WA 98161-1085

Facsimile: (206) 682-4769

and to:

NewTower Trust Company Multi-Employer Property Trust

c/o NewTower Trust Company

Attn: President

or Patrick O. Mayberry

Three Bethesda Metro Center

Suite 1600

Bethesda, MD 20814

Facsimile: (240) 235-9961

with a copy to the property manager:

CBRE/Asset Services

Attn: Tracy Schaefer, Real Estate Manager

3000 Lakeside Drive, Suite 105 S.

Bannockburn, IL 60015

Any notice required or permitted to be given by Landlord hereunder may be given by Landlord, Landlord’s property manager, or Landlord’s attorneys.

9. Notwithstanding anything contained in the Lease to the contrary, the trustee of Landlord and Bentall Kennedy (U.S.) LP (the authorized signatory of Landlord) are the only entities authorized to amend, renew or terminate the Lease, as amended herein, to compromise any of Landlord’s claims under the Lease, as amended herein, or to bind Landlord in any manner with respect to the Lease, as amended herein. Neither the property manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.

10. Tenant was represented in this transaction by Colliers International, a licensed real estate broker (“Tenant’s Broker”). Landlord was represented in this transaction by CBRE, Inc., a licensed real estate broker (“Landlord’s Broker”). Landlord shall be solely responsible for the payment of all brokerage commissions or finders fees payable to Landlord’s Broker and Tenant’s Broker in connection with this Agreement pursuant to the terms of a separate agreement. Each of the parties represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the execution of this Agreement other than the claims of the foregoing brokers, and each of the parties agrees to indemnify, defend and hold the other harmless from liabilities arising from any such claim, including, without limitation, the cost of reasonable attorney fees in connection therewith.

11. Except as otherwise capitalized herein, or as capitalized in ordinary usage, all capitalized terms used herein shall have the same meanings as set forth for such terms in the Lease.

12. Except as expressly provided herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect.

Executed as of the date first written above.

LANDLORD: NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a collective investment fund operating under 12 C.F.R. Section 9.18	TENANT: PHARMEDIUM SERVICES, LLC, a Delaware limited liability company

By:	Bentall Kennedy (U.S.) LP, its Authorized Signatory

	By:	Bentall Kennedy (U.S.) G.P. LLC, its general partner

		By:	/s/ Bruce Tuesley	By:	/s/ William R. Spalding
			Name: Bruce Tuesley		Name: William R. Spalding
			Title: Vice President		Title: CEO

		By:	/s/ Scott M. Matthews
Name: Scott M. Matthews
Title: Senior Vice President

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